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                                                                  EXHIBIT 3(i).2

                           CERTIFICATE OF AMENDMENT
                          OF THE AMENDED AND RESTATED
                        CERTIFICATE OF INCORPORATION OF
                            EVOLVING SYSTEMS, INC.


     Evolving Systems, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies as follows:

     FIRST:  The name of the Corporation is Evolving Systems, Inc.

     SECOND: Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to add the following sentence to the beginning thereof:

     "UPON THE EFFECTIVENESS OF THIS CERTIFICATE OF AMENDMENT, EVERY TWO (2) OUTSTANDING SHARES OF COMMON STOCK OR NON-VOTING COMMON STOCK OF THE CORPORATION SHALL BE COMBINED INTO ONE SHARE OF COMMON STOCK OR NON-VOTING COMMON STOCK, RESPECTIVELY. NO FRACTIONAL SHARES SHALL BE ISSUED IN CONNECTION THEREWITH, AND EACH STOCKHOLDER OTHERWISE ENTITLED TO RECEIVE A FRACTIONAL SHARE SHALL RECEIVE THE NEXT LOWER WHOLE NUMBER OF SHARES OF COMMON STOCK OR NON-VOTING COMMON STOCK."

     THIRD: The foregoing amendment to the Certificate of Incorporation of the Corporation has been duly adopted by the directors and stockholders of the Corporation in accordance with the provisions of Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has executed this Certificate of Amendment on the _____ day of January, 1998.

                                     EVOLVING SYSTEMS, INC.


                                     By:
                                         --------------------------------------
                                           Name: J. Richard Abramson
                                           Title: President and Chief Executive
                                           Officer